Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

•	First:	That at the annual meeting of the stockholders of SysComm International Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is InfoTech USA, Inc.”

•	Second:	That thereafter, such meeting of the stockholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth:	That the capital of said corporation shall not be reduced under or by reason of said amendment.

By:	/s/ J. ROBERT PATTERSON
Name: J. Robert Patterson Title: Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/09/2003 030233596 — 2139479